Exhibit 2.1

BUSINESS COMBINATION AGREEMENT
by and among
OTR Acquisition Corp.,
Comera Life Sciences Holdings, Inc.,
CLS Sub Merger 1 Corp.,
CLS Sub Merger 2 Corp.
and
Comera Life Sciences, Inc.
Dated as of January 31, 2022

Section 10.05	Waiver	82

ARTICLE XI. GENERAL PROVISIONS		82

Section 11.01	Notices	82
Section 11.02	Nonsurvival of Representations, Warranties and Covenants	83
Section 11.03	Severability	84
Section 11.04	Entire Agreement; Assignment	84
Section 11.05	Parties in Interest	84
Section 11.06	Governing Law	84
Section 11.07	Waiver of Jury Trial	85
Section 11.08	Headings	85
Section 11.09	Counterparts	85
Section 11.10	Specific Performance	85

EXHIBIT A	Registration Rights and Lock-Up Agreement
EXHIBIT B	Holdco Amended and Restated Bylaws
EXHIBIT C	Holdco Amended and Restated Certificate of Incorporation
EXHIBIT D	Directors and Officers of Holdco, Company Merger Surviving Corporation and SPAC Merger Surviving Corporation
EXHIBIT E	SPAC Warrant Amendment
EXHIBIT F	Letter Agreement

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders

BUSINESS COMBINATION AGREEMENT, dated as of January 31, 2022 (this “Agreement”), by and among OTR Acquisition Corp., a Delaware corporation (“SPAC”), Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”), CLS Sub Merger 1 Corp., a Delaware corporation (“Company Merger Sub”), CLS Sub Merger 2 Corp., a Delaware corporation (“SPAC Merger Sub” and, together with Company Merger Sub, the “Merger Subs”), and Comera Life Sciences, Inc., a Delaware corporation (the “Company”). Each of SPAC, the Company, Holdco and the Merger Subs shall individually be referred to herein as a “Party” and, collectively, the “Parties”.

WHEREAS, Holdco is a wholly owned direct subsidiary of the Company, and each of Company Merger Sub and SPAC Merger Sub is a wholly owned direct subsidiary of Holdco;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), SPAC, Holdco, the Merger Subs and the Company will enter into a business combination transaction pursuant to which (a) Company Merger Sub will merge with and into the Company (the “Company Merger”), with the Company surviving the Company Merger as a direct wholly owned subsidiary of Holdco, and (b) immediately following the Company Merger, SPAC Merger Sub will merge with and into SPAC (the “SPAC Merger” and, together with the Company Merger, the “Mergers”), with SPAC surviving the SPAC Merger as a direct wholly owned subsidiary of Holdco;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Company Merger is fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”) and has approved and adopted this Agreement and declared its advisability and approved the Company Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Transactions, including the Company Merger, by the Company Stockholders;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the SPAC Merger is fair to, and in the best interests of, SPAC and its stockholders (the “SPAC Stockholders”) and has approved and adopted this Agreement and declared its advisability and approved the SPAC Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Transactions, including the SPAC Merger, by the SPAC Stockholders;

WHEREAS, the Board of Directors of Holdco (the “Holdco Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, Holdco and its sole stockholder and has approved and adopted this Agreement and the Transactions, including approval of the A&R Holdco Organizational Documents, and (b) recommended the approval and adoption of the A&R Holdco Organizational Documents by the sole stockholder of Holdco;

WHEREAS, the Board of Directors of Company Merger Sub (the “Company Merger Sub Board”) has unanimously (a) determined that the Company Merger is fair to, and in the best interests of, Company Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Company Merger and the other

Transactions, and (b) recommended the approval and adoption of this Agreement and the Company Merger by the sole stockholder of Company Merger Sub;

WHEREAS, the Board of Directors of SPAC Merger Sub (the “SPAC Merger Sub Board”) has unanimously (a) determined that the SPAC Merger is fair to, and in the best interests of, SPAC Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the SPAC Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the SPAC Merger by the sole stockholder of SPAC Merger Sub;

WHEREAS, SPAC, Holdco, the Company and the Key Company Stockholders, concurrently with the execution and delivery of this Agreement, and as an inducement for the Parties to enter into the Transactions, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), pursuant to which the Key Company Stockholders have agreed, among other things, to upon the terms and subject to the conditions set forth in the Stockholder Support Agreement, to vote all of their shares of Company Common Stock and Company Preferred Stock (including by delivery of the Written Consent) in favor of this Agreement and the Transactions, including the Company Merger;

WHEREAS, the Sponsor, the Company and SPAC, concurrently with the execution and delivery of this Agreement, and as an inducement for the Parties to enter into the Transactions, are entering into a letter agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, upon the terms and subject to the conditions set forth in the Sponsor Support Agreement, to (a) vote all of its shares of SPAC Class B Common Stock in favor of the Transactions, the SPAC Proposals and the SPAC Extension Proposal (if applicable), (b) abstain from exercising any Redemption Rights in connection with the Transactions and (c) waive the provisions of Section 4.3(b)(ii) of the SPAC Certificate of Incorporation;

WHEREAS, in connection with the Closing, Holdco, the Company Stockholders and Sponsor shall enter into a Registration Rights and Lock-Up Agreement of Holdco (the “Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit A; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Company Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, (ii) the SPAC Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, and (iii) taken together, the Mergers and any Qualifying Private Placement will qualify as an exchange under Section 351 of the Code, and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, ((a) and (b), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Company Consideration” means a number of shares of Holdco Common Stock equal to the quotient of (a) the Company Value divided by (b) $10.00.

“Aggregate SPAC Consideration” means a number of shares of Holdco Common Stock equal to the number of shares of SPAC Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time, payable to the SPAC Stockholders in connection with the SPAC Merger.

“Aggregate Transaction Consideration” means the Aggregate Company Consideration and the Aggregate SPAC Consideration.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement, the subscription agreements in connection with any Qualifying Private Placement, and all other agreements, certificates and instruments executed and delivered by SPAC, Holdco, the Merger Subs or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act, 35 U.S.C. § 200 et seq., as may be amended or succeeded from time to time, and the regulations promulgated thereunder.

“Business Data” means all business information and data, excluding Personal Information that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company.

“Change of Control” means (a) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of Holdco and its subsidiaries, taken as a whole; (b) a merger, consolidation or other business combination of Holdco resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of Holdco or the surviving Person outstanding immediately after such combination (for the avoidance of doubt, excluding any Earn-out Shares that may be issued in connection with such transaction(s) pursuant to Section 3.04); or (c) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting shares of Holdco representing more than fifty percent (50%) of the voting power of the share capital of Holdco entitled to vote for the election of directors of Holdco.

“Company Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company dated May 26, 2021, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s common stock, with a par value of $0.001 per share.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or US GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure by the Company to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case, which SPAC has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is disproportionately affected thereby as compared to other participants in the industries in which the Company operates.

“Company Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Company Merger Sub, as amended, modified or supplemented from time to time.

“Company Merger Sub Requisite Approval” means the resolutions of the sole stockholder of Company Merger Sub approving and adopting (a) this Agreement and the Transactions, including the Company Merger and (b) any other proposals the Parties deem in good faith are necessary or desirable to effect the Transactions.

“Company Option Plan” means the ReForm Biologics, Inc. 2021 Stock Option and Grant Plan, as such may have been amended, supplemented or modified from time to time.

“Company Options” means all options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under the Company Option Plan or otherwise, that are outstanding immediately prior to the Closing.

“Company Organizational Documents” means the Company Certificate of Incorporation and the bylaws of the Company, as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Preferred Stock” means the shares of the Company’s preferred stock, including the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock.

“Company Stockholder Rights Agreements” means, collectively, (i) that certain amended and restated Investors’ Rights Agreement, dated as of May 26, 2021, by and among the Company and certain of the Company Stockholders party thereto, (ii) that certain amended and restated Voting Agreement, dated as of May 26, 2021, by and among the Company and certain of the Company Stockholders party thereto and (iii) that certain Right of First Refusal and Co-Sale Agreement, dated as of May 26, 2021, by and among the Company and certain of the Company Stockholders party thereto, in each case, as such may have been amended, supplemented or modified from time to time.

“Company Unvested Options” means a Company Option that has not vested immediately prior to the Company Merger Effective Time.

“Company Value” means an amount equal to (a) one hundred twenty-six million dollars ($126,000,000) less (b) any Leakage since the Most Recent Balance Sheet Date.

“Company Vested In-the-Money Option” means a Company Option that has vested prior to the Company Merger Effective Time and has an exercise price per share of Company Common Stock subject thereto that is less than the value of the Aggregate Company Consideration being paid per share of Company Common Stock hereunder.

“Company Vested Out-of-the-Money Option” means a Company Option that has vested prior to the Company Merger Effective Time and has an exercise price per share of Company Common Stock subject thereto that is equal to or greater than the value of the Aggregate Company Consideration being paid per share of Company Common Stock hereunder.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or SPAC or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to the coronavirus (COVID-19) pandemic, including the CARES Act.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Earn-Out Shares” means three million one hundred fifty thousand (3,150,000) shares of Holdco Common Stock.

“Environmental Laws” means any United States federal, state or local laws relating to: (a) releases or threatened releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

“Escrow Agent” means a mutually satisfactory escrow agent under the Escrow Agreement, it being agreed that Continental Stock Transfer and Trust Company is satisfactory to all Parties.

“Escrow Agreement” means an escrow agreement, in form and substance to be mutually agreed upon by the Parties, to be entered into by SPAC, Holdco, the Company and the Escrow Agent, pursuant to which the Earn-Out Shares will be placed into escrow and distributed in accordance with the provisions of this Agreement and such Escrow Agreement.

“FDA” means the United States Food and Drug Administration.

“FDA Legal Requirements” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Chapter 9), the Public Health Service Act, their applicable implanting regulations, and any orders issued thereunder by FDA, and other statute, Law, or regulation administered, promulgated, or enforced by FDA, and all comparable state and foreign Laws, and order issues by any other comparable Governmental Authority including, but not limited to, those requirements related to manufacturing, facility registration, record keeping and all other material requirements.

“Governmental Program” means any program, fund, scheme, or benefit administered by or on behalf of any governmental authority, and in which program, fund, scheme, or benefit the Company participates or has applied to participate.

“Governmental Program Cash” means any cash, cash equivalents, or marketable securities paid to the Company prior to the Closing in connection with any Governmental Program, including, for the avoidance of doubt, in connection with the CARES Act or any other stimulus or relief program of the Department of Health and Human Services or the Paycheck Protection Program administered by the U.S. Small Business Administration.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any Environmental Law due to its deleterious properties.

“Holdco Organizational Documents” means the certificate of incorporation and bylaws of Holdco, as amended, modified or supplemented from time to time.

“Holdco Requisite Approval” means the resolutions of the sole stockholder of Holdco approving and adopting (a) the A&R Holdco Organizational Documents and (b) any other proposals the Parties deem in good faith are necessary or desirable to effect the Transactions.

“Indebtedness” means an amount equal to, without duplication, (a) indebtedness for borrowed money of the Company, including indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) net obligations of the Company in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange, (c) obligations of the Company under capitalized leases, (d) any deferred purchase price liabilities of the Company related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (e) obligations of the Company under or in connection with off balance sheet financing arrangements, (f) any deferred payroll Taxes under any Governmental Program, including any portion of any employee’s share of payroll Taxes which has been deferred pursuant to IRS Notice 2020-65 and any “applicable employment taxes” (as defined in Section 2302 of the CARES Act) unpaid as of the Closing Date that would have been due on or before the Closing Date but for Section 2302(a)(1) of the CARES Act, (g) any liability in connection with any Governmental Program Cash and (h) all obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, trade payables arising in the ordinary course of business shall not be deemed to be Indebtedness.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity; (g) all other intellectual property or proprietary rights of any kind or description; (h) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including Software and Technology; and (i) all legal rights arising from items (a) through (g), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of SPAC, the actual knowledge of Nicholas J. Singer and David Neithardt after reasonable inquiry.

“Leakage” shall mean (a) any dividend or distribution (whether in cash or in kind) declared, paid, made, agreed or obligated to be made by the Company to or for the benefit of the Company Stockholders or any affiliate of the Company Stockholders, (b) any management, service or other charges or fees (including out of ordinary course directors’ fees and any monitoring fees) paid by the Company to, on behalf of, or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (c) any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by the Company or any amount payable on the repurchase, repayment, redemption, reduction or cancellation of any share capital, loan capital or other securities of the Company, in each case, to or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (d) any waiver, deferral or release by the Company of any amount or obligation owed or due to the Company from any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (e) any payment of any costs, bonuses or other sums by the Company (excluding salary, bonuses or other benefits paid to any such person in his or her capacity as an officer or employee of the Company in the ordinary course of business and consistent with past practice), on behalf of or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (f) any assumption or discharge by the Company of any liability (including in relation to any recharging of costs of any kind) on behalf of or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (g) any guarantee, indemnity or security provided by the Company in respect of the obligations or liabilities of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company (that is not released effective as of Closing), (h) any transfer or disposal of any asset to any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, for consideration which is less than market value, (i) any acquisition of any asset from any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company for consideration which is more than market value, (j) any payment by the Company of any Taxes imposed on any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company (other than any Taxes for which the Company is primarily liable), or any agreement or obligation of any of the Company to make such payment, or (k) any payment by the Company of any personal expenses of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, other than reimbursement of reasonable and documented out-of-pocket expenses incurred in any such person’s capacity as a director or officer of the Company in the ordinary course of business and consistent with past practice.

“Leased Real Property” means the real property leased by the as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data.

“Product” mean any product or product candidate that is being researched, tested, developed, manufactured, licensed, sold, distributed or otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving or expect to derive, revenue from the sale or provision thereof, including products currently under development by the Company.

“Qualifying Private Placement” means a private placement or placements of shares of SPAC Class A Common Stock, pursuant to customary subscription agreement(s) with investor(s),

to be consummated substantially simultaneously with the Closing, in which no shares of SPAC Class A Common Stock are sold to investors at a price of less than ten dollars ($10.00) per share.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the SPAC Certificate of Incorporation.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Requisite Approval” means the adoption of this Agreement by the affirmative vote of the holders of at least (a) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class, on an as-converted to Company Common Stock basis and (b) a majority of the outstanding shares of Company Preferred Stock voting separately as a class.

“Series A-1 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-1 Preferred Stock in the Company Certificate of Incorporation.

“Series A-2 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-2 Preferred Stock in the Company Certificate of Incorporation.

“Series A-3 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-3 Preferred Stock in the Company Certificate of Incorporation.

“Series A-4 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-4 Preferred Stock in the Company Certificate of Incorporation.

“Series A-5 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-5 Preferred Stock in the Company Certificate of Incorporation.

“Series A-6 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-6 Preferred Stock in the Company Certificate of Incorporation.

“Series B-1 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series B-1 Preferred Stock in the Company Certificate of Incorporation.

“Series B-2 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series B-2 Preferred Stock in the Company Certificate of Incorporation.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“SPAC Certificate of Incorporation” means the Amended and Restated SPAC Certificate of Incorporation dated November 17, 2020.

“SPAC Class A Common Stock” means the Class A Common Stock of SPAC, par value $0.0001 per share.

“SPAC Class B Common Stock” means the Class B Common Stock of SPAC, par value $0.0001 per share.

“SPAC Common Stock” means the SPAC Class A Common Stock and SPAC Class B

Common Stock.

“SPAC Extension Proposal” means the proposal to be submitted to the SPAC Stockholders pursuant to a definitive proxy statement filed by SPAC with the SEC and provided to the SPAC Stockholders for the purpose of amending the SPAC Organizational Documents to extend the time period for SPAC to consummate a business combination (currently May 19, 2022).

“SPAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC; or (b) would prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or the consummation of the Mergers and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or US GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction, or (viii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industry in which SPAC operate.

“SPAC Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of SPAC Merger Sub, as amended, modified or supplemented from time to time.

“SPAC Merger Sub Requisite Approval” means the written consent of the sole stockholder of SPAC Merger Sub approving and adopting (a) this Agreement and the Transactions, including the SPAC Merger and (b) any other proposals the Parties deem in good faith are necessary or desirable to effect the Transactions.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, bylaws, and Trust Agreement of SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Unit” means one share of SPAC Class A Common Stock and one-half of one SPAC

Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement dated November 17, 2020 by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.

“Sponsor” means OTR Acquisition Sponsor LLC.

“subsidiary” or “subsidiaries” of the Company, Holdco, the Surviving Corporations, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Trading Day” means any day on which shares of Holdco Common Stock are actually traded on the Trading Market.

“Trading Market” means Nasdaq or such other stock market on which the Holdco Common Stock shall be trading at the time of determination of VWAP.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, the Merger Subs or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“US GAAP” means accounting principles generally accepted in the United States.

“VWAP” means, for each Trading Day, the daily volume-weighted average price for shares of Holdco Common Stock on the Trading Market during the period beginning at 9:30:01 a.m., New York time on such Trading Day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
10-K/10-Q Amendments	§ 5.07(a)
280G Approval	§ 7.04
280G Waiver	§ 7.04
A&R Holdco Organizational Documents	§ 2.04(c)
Action	§ 4.10
Agreement	Preamble
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 8.13
Certificate of Company Merger	§ 2.02(b)
Certificate of SPAC Merger	§ 2.02(c)
Claims	§ 7.03
Closing	§ 2.02(a)
Closing Date	§ 2.02(a)
Closing Form 8-K	§ 8.01(e)
Closing Press Release	§ 8.01(e)
Code	§ 3.05(g)
Collective Bargaining Agreement	§ 4.12(e)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Entities	§ 7.03
Company Merger	Recitals
Company Merger Effective Time	§ 2.02(b)
Company Merger Sub	Preamble
Company Merger Sub Board	Recitals
Company Merger Sub Common Stock	§ 3.02(e)
Company Merger Surviving Corporation	§ 2.01
Company Permits	§ 4.06
Company Stockholders	Recitals
Confidentiality Agreement	§ 8.04(b)

Defined Term	Location of Definition
Continuing Employees	§ 8.05(a)
Conversion	§ 3.02(a)
Data Security Requirements	§ 4.14(h)
Delayed 10-Q Filing	§ 5.07(a)
DGCL	Recitals
Dissenting Shares	§ 3.07(a)
D&O Tail	§ 8.06(b)
Earn-Out Period	§ 3.04(a)
Earn-Out Trigger	§ 3.04(a)
Employment Matters	§ 4.12(a)
Environmental Permits	§ 4.16
Exchange Act	§ 4.22
Exchange Agent	§ 3.05(a)
Exchange Fund	§ 3.05(a)
Exchanged Options	§ 3.02(f)
Financial Statements	§ 4.08(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.11(k)
Holdco	Preamble
Holdco Board	Recitals
Holdco Common Stock	§ 6.03(a)
Holdco Warrant	§ 3.08
Intended Tax Treatment	§ 8.10(a)
IRS	§ 4.11(b)
Law	§ 4.05(a)
Lease	§ 4.13(b)
Lease Documents	§ 4.13(b)
Letter Agreement	§ 9.02(h)
Material Contracts	§ 4.17(a)
Merger Subs	Preamble
Mergers	Recitals
Most Recent Balance Sheet	§ 4.08(b)
Most Recent Balance Sheet Date	§ 4.08(b)
Outside Date	§ 10.01(b)
Outstanding Company Transaction Expenses	§ 3.06(a)
Outstanding SPAC Transaction Expenses	§ 3.06(b)
Party	Preamble
Payment Spreadsheet	§ 3.01
PCAOB 2021 Audited Financials	§ 8.12
Plans	§ 4.11(a)
PPACA	§ 4.11(k)
Proxy Statement	§ 8.01(a)
Reform	Article IV
Registered IP	§ 4.14(a)
Defined Term	Location of Definition

Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 8.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 8.04(a)
SEC	§ 5.07(a)
SEC Guidance	§ 5.07(a)
Section 6226 Election	§ 8.10(b)
Securities Act	§ 5.07(a)
Service Agreement	§ 4.11(a)
Signing Form 8-K	§ 8.09
SPAC	Preamble
SPAC Board	Recitals
SPAC Class B Conversion	3.03(a)
SPAC Merger	Recitals
SPAC Merger Effective Time	§ 2.02(c)
SPAC Merger Sub	Preamble
SPAC Merger Sub Board	Recitals
SPAC Merger Sub Common Stock	§ 3.03(e)
SPAC Merger Surviving Corporation	§ 2.01(b)
SPAC Preferred Stock	§ 5.03(a)
SPAC Proposals	§ 8.01(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Stockholders	Recitals
SPAC Stockholders’ Meeting	§ 8.01(a)
SPAC Warrant Amendment	§ 3.08
Sponsor Support Agreement	Recitals
Stock Incentive Plan	§ 8.15
Stockholder Support Agreement	Recitals
Surviving Corporations	§ 2.01(b)
Tax	§ 4.15(n)
Tax Return	§ 4.15(n)
Terminating Company Breach	§ 10.01(f)
Terminating SPAC Breach	§ 10.01(g)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12
Unit Separation	§ 3.03(b)
Waived 280G Benefits	§ 7.04
WARN Act	§ 4.12(f)
Written Consent	§ 8.03(a)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,”

“hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto provided such amendments may be executed without the prior consent of the Parties or such consent is obtained; (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (x) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (xi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States.

(b)
The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(c)
Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(d)
All accounting terms used herein and not expressly defined herein shall have the meanings given to them under US GAAP.
(e)
Whenever this Agreement states that documents or other information have been “made available” or “provided” to SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the virtual data room managed by or on behalf of the Company or shall have been transmitted to SPAC or one or more of its Representatives in writing or by electronic transmission, in each case, at least two (2) Business Days prior to the date hereof.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the DGCL, at the Company Merger Effective Time, Company Merger Sub shall be merged with and into the Company. As a result of the Company Merger, the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving corporation of the Company Merger (the “Company Merger Surviving Corporation”) and a wholly owned subsidiary of Holdco.

(b) Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the DGCL, at the SPAC Merger Effective Time, SPAC Merger Sub shall be merged with and into SPAC. As a result of the SPAC Merger, the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving corporation of the SPAC Merger (the “SPAC Merger Surviving Corporation” and, together with the Company Merger Surviving Corporation, the “Surviving Corporations”) and a wholly owned subsidiary of Holdco.

Section 2.02 Merger Effective Times; Closing.

(a)
As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Transactions shall be consummated (the “Closing”) remotely by electronic exchange of executed documents, or in such other manner as the Parties shall mutually agree. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
(b)
On the Closing Date, upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Company Merger to be consummated by filing a certificate of merger (a “Certificate of Company Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties (the date and time of the filing of such Certificate of Company Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of Company Merger) being the “Company Merger Effective Time”).
(c)
On the Closing Date, upon the terms and subject to the conditions of this Agreement, immediately following the Company Merger Effective Time, the Parties shall cause the SPAC Merger to be consummated by filing a certificate of merger (a “Certificate of SPAC Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties (the date and time of the filing of such Certificate of SPAC Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of SPAC Merger) being the “SPAC Merger Effective Time”).

Section 2.03 Effect of the Mergers.

(a) At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Company Merger Sub shall vest in the Company Merger Surviving Corporation, and (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Company Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company Merger Surviving Corporation.

(b) At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and SPAC Merger Sub shall vest in the SPAC Merger Surviving Corporation, and (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and SPAC Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the SPAC Merger Surviving Corporation.

Section 2.04 Certificate of Incorporation; Bylaws.

(a)
At the Company Merger Effective Time, the certificate of incorporation of Company Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of incorporation of the Company Merger Surviving Corporation, except such certificate of incorporation shall be amended to change the name of the Company Merger Surviving Corporation to the name of the Company, until thereafter amended as provided by applicable Law and the such certificate of incorporation. At the Company Merger Effective Time, the bylaws of Company Merger Sub, as in effect at the Company Merger Effective Time, shall be the bylaws of the Company Merger Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of Company Merger Surviving Corporation and such bylaws, as applicable.
(b)
At the SPAC Merger Effective Time, the certificate of incorporation of SPAC Merger Sub, as in effect immediately prior to the SPAC Merger Effective Time, shall be the certificate of incorporation of the SPAC Merger Surviving Corporation, except such certificate of incorporation shall be amended to change the name of the SPAC Merger Surviving Corporation to the name of SPAC, until thereafter amended as provided by applicable Law and such certificate of incorporation. At the SPAC Merger Effective Time, the bylaws of SPAC Merger Sub, as in effect immediately prior to the SPAC Merger Effective Time, shall be the bylaws of the SPAC Merger Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of SPAC Merger Surviving Corporation and such bylaws, as applicable.
(c)
On the Closing Date, Holdco shall amend and restate, effective as of immediately prior to the Company Merger Effective Time, the bylaws of Holdco to be as set forth on Exhibit B, and the certificate of incorporation of Holdco to be as set forth on Exhibit C (collectively, the “A&R Holdco Organizational Documents”).

Section 2.05 Directors and Officers.

(a) The Parties shall cause the initial directors of Company Merger Surviving Corporation and the initial officers of Company Merger Surviving Corporation immediately following the Company Merger Effective Time to be comprised of the individuals set forth on Exhibit D hereto unless otherwise mutually agreed by the Parties, each to hold office in accordance with the organizational documents of the Company Merger Surviving Corporation.

(b)
The Parties shall cause the initial directors of SPAC Merger Surviving Corporation and the initial officers of SPAC Merger Surviving Corporation immediately following the SPAC Merger Effective Time to be comprised of the individuals set forth on Exhibit D hereto unless otherwise mutually agreed by the Parties, each to hold office in accordance with the organizational documents of the SPAC Merger Surviving Corporation.
(c)
The Parties shall cause the initial directors of Holdco and the initial officers of Holdco as of immediately following the SPAC Merger Effective Time to be comprised of the individuals set forth on Exhibit D unless otherwise mutually agreed by the Parties, each to hold office in accordance with the A&R Holdco Organizational Documents.

ARTICLE III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01 Payment Spreadsheet. Not less than five (5) Business Days prior to the Company Merger Effective Time, the Company shall deliver to SPAC a schedule (the “Payment Spreadsheet”), certified by an appropriate officer of the Company, setting forth (i) the calculation of the Aggregate Company Consideration (including the amount of Leakage, together with reasonable supporting information with respect thereto), (ii) the allocation of the Aggregate Company Consideration and the Earn-Out Shares, if released from escrow in accordance with Section 3.04, among the holders of Company Common Stock and the holders of Company Vested In-the-Money Options (taking into account, with respect to the holders of Company Vested In-the-Money Options, the aggregate exercise price of all such Company Options), (iii) the portion of the Aggregate Company Consideration and the Earn-Out Shares, if released from escrow in accordance with Section 3.04, payable to each holder of Company Common Stock and each holder of Company Vested In-the-Money Options and (iv) the number of shares of Holdco Common Stock that can be purchased under the Exchanged Options. The allocation of the Aggregate Company Consideration and Earn-Out Shares and the information with respect to the exchange of Company Options into Exchanged Options set forth in the Payment Spreadsheet shall be binding on all Parties and shall be used by Holdco for purposes of issuing the Aggregate Company Consideration and allocating the Earn-Out Shares, if released from escrow in accordance with Section 3.04, to the holders of Company Common Stock and Company Vested In-the-Money Options and the conversion of the remaining Company Options into Exchanged Options pursuant to this Article III, absent manifest error. In issuing the Aggregate Company Consideration and allocating the Earn-Out Shares, if released from escrow in accordance with Section 3.04, and converting Company Options into Exchanged Options pursuant to this Article III, Holdco and SPAC shall be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

Section 3.02 Company Merger. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company, Holdco, Company Merger Sub or the holders of any of the following securities:

(a)
immediately prior to the Company Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Company Merger Effective Time will be automatically converted into a number of shares of Company Common Stock in accordance with the Written Consent and with the terms of Article Fourth, Section (B)(5) of the Company Certificate of Incorporation (the “Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock;
(b)
following the Conversion, each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (excluding Dissenting Shares) shall be canceled and converted into the right to receive, in accordance with the Payment Spreadsheet, the number of shares of Holdco Common Stock and the portion of the Earn-Out Shares, if released from escrow in accordance with Section 3.04, set forth in the Payment Spreadsheet, with each holder of Company Common Stock to receive the number of shares of Holdco Common Stock and the portion of the Earn-Out Shares, if released from escrow in accordance with Section 3.04, set forth opposite such holder’s name as set forth on the Payment Spreadsheet;
(c)
each Company Vested In-the-Money Option outstanding immediately prior to the Company Merger Effective Time shall be canceled and converted into the right to receive, in accordance with the Payment Spreadsheet, the number of shares of Holdco Common Stock set forth in the Payment Spreadsheet, with each holder of Company Vested In-the-Money Options to receive the number of shares of Holdco Common Stock set forth opposite such holder’s name as set forth on the Payment Spreadsheet;
(d)
all shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;
(e)
each share of common stock, par value $0.0001 per share, of Company Merger Sub (the “Company Merger Sub Common Stock”) issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Company Merger Surviving Corporation;
(f)
each Company Unvested Option and each Company Vested Out-of-the-Money Option that is outstanding immediately prior to the Company Merger Effective Time shall be converted into the number of options to purchase shares of Holdco Common Stock (such options, the “Exchanged Options”), in each case as is set forth on the Payment Spreadsheet, with each holder of Company Unvested Options and Company Vested

Out-of-the-Money Options to receive options to purchase the number of shares of Holdco Common Stock set forth opposite such holder’s name on the Payment Spreadsheet; provided that the exercise price and the number of shares of Holdco Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, provided further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Holdco Common Stock purchasable pursuant to the Exchanged Options shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a). Except as specifically provided above, following the Company Merger Effective Time, the Exchanged Options shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option(s) immediately prior to the Company Merger Effective Time. At or prior to the Company Merger Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.

Section 3.03 SPAC Merger. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of the SPAC, Holdco, SPAC Merger Sub or the holders of any of the following securities:

(a)
immediately prior to the SPAC Merger Effective Time, all shares of SPAC Class B Common Stock shall be converted into shares of SPAC Class A Common Stock in accordance with Section 4.3(b) of the SPAC Certificate of Incorporation (“SPAC Class B Conversion”);
(b)
immediately prior to the SPAC Merger Effective Time, the shares of SPAC Class A Common Stock and the SPAC Warrants comprising each issued and outstanding SPAC Unit immediately prior to the SPAC Merger Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-half of one SPAC Warrant, provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants;
(c)
following the SPAC Class B Conversion and the Unit Separation, each share of SPAC Class A Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into and become the right to receive one (1) share of Holdco Common Stock;
(d)
all shares of SPAC Common Stock held in the treasury of SPAC shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
(e)
each share of common stock, par value $0.0001 per share, of SPAC Merger Sub (the “SPAC Merger Sub Common Stock”) issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the SPAC Merger Surviving Corporation.

Section 3.04 Earn-Out.

(a)
At the Closing, in addition to the consideration to be received pursuant to Section 3.02 and as part of the overall consideration payable to the holders of Company Common Stock and holders of Company Vested In-the-Money Options pursuant to this Agreement, Holdco shall place the Earn-Out Shares into escrow with the Escrow Agent pursuant to the Escrow Agreement. If, at any time during the period beginning on the Closing Date and expiring at the close of business on the second anniversary of the Closing Date (the “Earn-Out Period”), the VWAP of Holdco Common Stock shall be equal to or greater than $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Earn-Out Trigger”), then within ten (10) Business Days following the achievement of the Earn-Out Trigger, Holdco shall instruct the Escrow Agent to deliver the Earn-Out Shares to the holders of Company Common Stock and holders of Company Vested In-the-Money Options, in each case in accordance with the Payment Spreadsheet.
(b)
If a Change of Control occurs during the Earn-Out Period that results in the holders of shares of Holdco Common Stock receiving consideration equal to or in excess of $12.50 per share, then, immediately prior to the consummation of such Change of Control, (i) the Earn-Out Trigger, to the extent that it has not been previously satisfied, shall be deemed to be satisfied, and (ii) Holdco shall promptly instruct the Escrow Agent to deliver the Earn-Out Shares to the holders of Company Common Stock and holders of Company Vested In-the-Money Options, in each case in accordance with the Payment Spreadsheet.
(c)
If the Earn-Out Trigger shall not be achieved during the Earn-Out Period, then, upon expiration of the Earn-Out Period, the obligations in this Section 3.04 shall terminate and no longer apply and Holdco shall instruct the Escrow Agent to deliver the Earn-Out Shares to Holdco for cancellation.
(d)
The Earn-Out Shares and the Earn-Out Trigger shall be adjusted, and additional shares of Holdco Common Stock shall be delivered to the Escrow Agent as necessary, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Common Stock, occurring on or after the date hereof and prior to the time any such Earn-Out Shares are delivered to the holders of Company Common Stock and Company Vested In-the-Money Options.

Section 3.05 Exchange.

(a)
Exchange Agent. On the Closing Date, Holdco shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by the Company and is reasonably satisfactory to SPAC (the “Exchange Agent”), it being agreed that Continental Stock Transfer & Trust Company is satisfactory to all Parties, for the benefit of the holders of Company Common Stock and SPAC Common Stock, for exchange in accordance with this Article III, the number of shares of Holdco Common Stock sufficient to deliver the Aggregate Transaction Consideration payable pursuant to this Agreement (such shares of Holdco Common Stock being hereinafter referred to as the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Aggregate Transaction Consideration out of the Exchange Fund in accordance with this Agreement.
(b)
Exchange Procedures. As promptly as practicable after the SPAC Merger Effective Time, Holdco shall cause the Exchange Agent to deliver (i) to each holder of Company Common Stock and each holder of Company Vested In-the-Money Options immediately prior to the Company Merger Effective Time whose Company Common Stock or Company Vested Company Vested In-the-Money Options were converted pursuant to Section 3.01 into the right to receive shares of Holdco Common Stock, the applicable portion of the Aggregate Company Consideration via book-entry issuance in accordance with the Payment Spreadsheet pursuant to the provisions of Section 3.01, subject to any adjustments pursuant to Section 3.05(d) and any Tax withholdings pursuant to Section 3.05(g), and (ii) to each holder of SPAC Common Stock immediately prior to the SPAC Merger Effective Time, whose SPAC Common Stock were converted pursuant to Section 3.01 into the right to receive shares of Holdco Common Stock, the applicable portion of the Aggregate SPAC Consideration via book-entry issuance pursuant to the provisions of Section 3.01, subject to any adjustments pursuant to Section 3.05(d) and any Tax withholdings pursuant to Section 3.05(g).
(c)
No Further Rights. The Aggregate Transaction Consideration payable upon conversion of the Company Common Stock, Company Vested In-the-Money Options and/or SPAC Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock, Company Vested In-the-Money Options and/or SPAC Common Stock and there shall be no further registration of transfers on the records of (i) the Company Merger Surviving Corporation of the shares of Company Common Stock or and/or Company Vested In-the-Money Options that were outstanding prior to the Company Merger Effective Time, or (ii) the SPAC Merger Surviving Corporation of the shares of SPAC Common Stock that were outstanding prior to the SPAC Merger Effective Time.
(d)
Adjustments to Aggregate Transaction Consideration. The Aggregate Transaction Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to (i) Company Common Stock occurring on or after the date hereof and prior to the Company Merger Effective Time to provide the holders of shares of Company Common Stock immediately prior to the Company Merger Effective Time the same economic effect as contemplated by this Agreement prior to such event, and (ii) SPAC Common Stock occurring on or after the date hereof and prior to the SPAC Merger Effective Time to provide the holders of shares of SPAC Common Stock immediately prior to the SPAC Merger Effective Time the same economic effect as contemplated by this Agreement prior to such event; and in each case such items so adjusted shall, from and after the date of such event, be the relevant portion of the Aggregate Transaction Consideration.
(e)
Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock, Company Vested In-the-Money Options or SPAC Common Stock for one (1) year after the SPAC Merger Effective Time shall be delivered to Holdco. Any holders of Company Common Stock, Company Vested In-the-Money Options or SPAC Common Stock who have not theretofore complied with this Section 3.05 shall thereafter look only to Holdco for payment of the applicable portion of the Aggregate Transaction Consideration, without interest. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock, Company Vested In-the-Money Options or SPAC Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.
(f)
No Liability. None of the Exchange Agent, Holdco or the Surviving Corporations shall be liable to any holder of Company Common Stock, Company Vested In-the-Money Options or SPAC Common Stock (or dividends or distributions with respect thereto) for any such Company Common Stock, Company Vested In-the-Money Options or SPAC Common Stock delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.05.
(g)
Withholding Rights. Holdco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Vested In-the-Money Options, SPAC Common Stock or SPAC Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Holdco and timely remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, Company Vested In-the-Money Options, SPAC Common Stock or SPAC Warrants (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by Holdco.
(h)
Fractional Shares. No fraction of a share of Holdco Common Stock will be issued by virtue of the Mergers, and any time that shares of Holdco Common Stock are distributed to any Person pursuant to this Agreement, such amount of shares (after aggregating all fractional shares of Holdco Common Stock that otherwise would be received by such Person in connection with such distribution) shall be rounded-down to the nearest whole number.

Section 3.06 Payment of Expenses.

(a)
No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company, Holdco or the Merger Subs in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company, Holdco or the Merger Subs incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company, Holdco or the Merger Subs in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company Stockholders.
(b)
No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, SPAC shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of SPAC for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of SPAC in connection with the Transactions or otherwise in connection with SPAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding SPAC Transaction Expenses”); provided that the Outstanding SPAC Transaction Expenses directly related to legal fees, accounting fees and due diligence costs shall not exceed $1,500,000 unless otherwise agreed by SPAC and the Company. On the Closing Date following the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SPAC Transaction Expenses.

Section 3.07 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, the shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Company Merger Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Company Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock or Company Preferred Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such Company Stockholders shall have no right to receive, the applicable portion of the Aggregate Company Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock or Company Preferred Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Company Merger

Effective Time, the right to receive the applicable portion of the Aggregate Company Consideration, without any interest thereon, in the manner provided in Section 3.05.

(b) Prior to the Closing, the Company shall give SPAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.08 SPAC Warrants. At the SPAC Merger Effective Time, each whole SPAC Warrant that is outstanding immediately prior to the SPAC Merger Effective Time shall, pursuant to the SPAC Warrant Agreement, cease to represent a right to acquire the number of shares of SPAC Class A Common Stock set forth in such SPAC Warrant and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the SPAC Merger Effective Time, into a right to acquire one (1) share of Holdco Common Stock (a “Holdco Warrant” and collectively, the “Holdco Warrants”) on substantially the same terms as were in effect immediately prior to the SPAC Merger Effective Time under the terms of the SPAC Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.08, including causing the SPAC Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.08, including adding Holdco as a party thereto, such amendment to be in substantially the form attached hereto as Exhibit E (the “SPAC Warrant Amendment”).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC as follows. For purposes of the following representations and warranties, references to the Company shall include all predecessors of the Company, including, but not limited to, ReForm Biologics, LLC, a Delaware limited liability company (“Reform”).

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each jurisdiction in which the Company is so qualified or licensed is listed in Section 4.01(a) of the Company Disclosure Schedule.

(b) Holdco and the Merger Subs are the only direct or indirect subsidiaries of the Company. Except with respect to Holdco, Company Merger Sub and SPAC Merger Sub, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to SPAC complete and correct copies of the Company Organizational Documents as amended to date. The Company Organizational Documents are in full force and effect. The Company is not in material violation of any of the provisions of the Company Organizational Documents.

Section 4.03 Capitalization.

(a)
The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 14,051,702 shares of Company Preferred Stock. As of the date hereof, (i) 400,000 shares of Company Common Stock are issued and outstanding, (ii) 6,000,000 shares of Series A-1 Preferred Stock are issued and outstanding, (iii) 1,266,667 shares of Series A-2 Preferred Stock are issued and outstanding, (iv) 527,752 shares of Series A-3 Preferred Stock are issued and outstanding, (v) 1,016,669 shares of Series A-4 Preferred Stock are issued and outstanding, (vi) 514,932 shares of Series A-5 Preferred Stock are issued and outstanding; (vii) 102,986 shares of Series A-6 Preferred Stock are issued and outstanding; (viii) 3,970,465 shares of Series B-1 Preferred Stock are issued and outstanding; (ix) 403,287 shares of Series B-2 Preferred Stock are issued and outstanding; (x) 3,488,407 shares of Company Common Stock are reserved for issuance upon the exercise of the outstanding Company Options, and (xi) 340,570 shares of Company Common Stock are reserved for future grants under the Company Option Plan.
(b)
(i) Other than awards granted under the Company Option Plan, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, (ii) other than awards granted under the Company Option Plan, the Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) to the knowledge of the Company, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company. The Company does not own any equity interests in any person.
(c)
As of the date of this Agreement, the Company has furnished or made available to SPAC the following information with respect to each outstanding Company Option: (i) the name of the Company Option recipient; (ii) the number of shares of

Company Common Stock subject to such Company Option; (iii) the exercise price per share of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule applicable to such Company Option; and (vi) the date on which such Company Option expires. The Company has made available to SPAC accurate and complete copies of the Company Option Plan pursuant to which Company has granted the Company Options that are currently outstanding and all forms of award agreements evidencing such Company Options. No Company Option was granted to a United States employee with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option or has any feature for the deferral of compensation within the meaning of Section 409A of the Code. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
(d)
There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.
(e)
(i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option solely as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company and all outstanding Company Options have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.
(f)
The Company Stockholders collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company Common Stock and Company Preferred Stock held by the Company Stockholders and Company Options, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.
(g)
All outstanding shares of Company Common Stock and Company Preferred Stock have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company is a party.

(h) Subject to and upon receipt of the Requisite Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and, subject to receiving the Requisite Approval, to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the other Transaction Documents to which it is or will be a party, or to consummate the Transactions (other than, (a) with respect to the Company Merger and the Conversion, the Requisite Approval, which the Written Consent shall satisfy, and (b) the filing and recordation of appropriate merger documents as required by the DGCL). Each of this Agreement and the other Transaction Documents to which the Company is or will be a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and Merger Sub, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Company Merger, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Company Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 4.06 Permits; Compliance. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not, individually or in the aggregate, reasonably be expected to be material to the Company. No suspension, revocation or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. The Company is not in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 4.07 Regulatory Matters.

(a)
The Company is in compliance in all material respects with all applicable Laws including the FDA Legal Requirements. The Company has not received any notice or other communication from any applicable Governmental Authority alleging any material violation of any applicable law relating to any FDA regulated Product.
(b)
All studies and clinical trials performed in connection with existing products or as the basis for future product development have been conducted in all material respects in accordance with applicable requirements or have employed in all material respects the procedures and controls generally used by qualified experts. The Company has not received any notice or other written communication from a Government Authority requiring the suspension or termination of any study or clinical trial.
(c)
The Company has not been a party to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority, and no action is currently pending. The Company is not subject to any material enforcement, regulatory or administrative proceedings against the Company relating to or arising under any FDA Legal Requirements.

Section 4.08 Financial Statements.

(a)
The Company has made available to SPAC true and complete copies of the audited balance sheet of the Company as of and for the years ended December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited statements of operations, statements of changes in members’ equity and statements of cash flows of the Company for each of the years then ended, which, in the case of those financial statements as of and for the years ended December 31, 2019 and December 31, 2020, have been audited in accordance with the auditing standards of the PCAOB and are accompanied by an unqualified audit report thereon from the auditor (collectively, the “Financial Statements”). Each of the Financial Statements were prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated and fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and the absence of notes and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date hereof (including Regulation S-X or Regulation S-K, as applicable).
(b)
The Company has made available to SPAC a true and complete copy of the unaudited balance sheet of the Company (the “Most Recent Balance Sheet”) as of September 30, 2021 (the “Most Recent Balance Sheet Date”), and the related unaudited statements of operations and cash flows of the Company for the 9-month period then ended. Such unaudited financial statements were prepared in accordance with US GAAP applied on a consistent basis throughout the period indicated and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.
(c)
Except as and to the extent set forth on the Financial Statements or the Most Recent Balance Sheet, the Company does not have any Indebtedness, liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Most Recent Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party or (iii) liabilities and obligations which are not, individually or in the aggregate, reasonably expected to be material to the Company.
(d)
The Company has established and maintained a system of internal accounting controls. Such internal controls are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with US GAAP and to maintain accountability for the Company’s assets. Since January 1, 2019, (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)
To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor, to the knowledge of the Company, any officer, employee or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).
(f)
All accounts receivable of the Company reflected on the Most Recent Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with US GAAP. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the Most Recent Balance Sheet Date, the Company has not modified or changed in any material respect its sales practices or methods including such practices or methods in accordance with which the Company sells goods, fills orders or records sales.
(g)
All accounts payable of the Company reflected on the Most Recent Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the Most Recent Balance Sheet Date, the Company has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.
(h)
The PCAOB 2021 Audited Financials, when delivered by the Company, shall (i) be true and complete, (ii) be prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein. The PCAOB 2021 Audited Financials shall be substantially similar to the Financial Statements in respect of the presentation of cash, accounts receivable, operating liabilities and billings.
(i)
There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j) (i) Since the Most Recent Balance Sheet Date, there has not been any Leakage, and (ii) there are no arrangements or agreements that would reasonably be likely to result in any Leakage prior to the Closing.

Section 4.09 Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date, except as expressly contemplated by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company has not sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

Section 4.10 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any Governmental Authority. Neither the Company nor any material property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.11 Employee Benefit Plans.

(a)
Section 4.11(a) of the Company Disclosure Schedule lists all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all bonus, equity compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick paid and vacation and other material employee benefit plans, programs or arrangements, in each case, which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, the “Plans”). In addition, all employment and consulting contracts or agreements to which the Company or any subsidiary is a party, with respect to which the Company or any subsidiary has any severance obligation have been made available to SPAC (each, a “Service Agreement”) and set forth on Section 4.11(a) of the Company Disclosure Schedule.
(b)
With respect to each Plan, the Company has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years with respect to which any material liability remains outstanding.
(c)
Neither the Company nor any ERISA Affiliate currently sponsors, maintains or contributes to, nor has, within the past six (6) years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under

(i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.
(d)
The Company is not and will not be obligated, whether under any Plan, Service Agreement or otherwise, to pay separation, severance or termination to any current or former employee, director and/or independent contractor directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company being classified as an “excess parachute payment” under Section 280G of the Code.
(e)
None of the Plans nor Service Agreements provides, nor does the Company have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.
(f)
Each Plan and each Service Agreement is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or Service Agreement and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.
(g)
Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Plan or the exempt status of any such trust.
(h)
There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i)
All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company.
(j)
The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.
(k)
The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.
(l)
Each Plan and each Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

Section 4.12 Labor and Employment Matters.

(a) The Company is and during the past three (3) years has been in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all contractual commitments and all such laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors, as applicable; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).

(b)
The Company (i) has taken reasonable steps to properly classify and treat all of its employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of its employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by law or by agreement to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
(c)
There are no, and in the past four (4) years there have been no pending or, to the knowledge of the Company, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee against the Company by any of its current or former employees or independent contractors of the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.
(d)
There are no, and in the past three (3) years there have been no, pending, or to the knowledge of the Company, threatened investigations or audits by any Governmental Authority relating to any Employment Matters of the Company. The Company is not a party to, and it not otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to any Employment Matters.
(e)
The Company is not, and has not been for the past four (4) years, a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization (collectively, a “Collective Bargaining Agreement”). To the knowledge of the Company, there are not any activities or proceedings of any labor union to organize any such employees. No labor union, trade union, labor organization or group of employees of the Company has made a pending demand in writing for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. In the past four (4) years, there has not been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute against the Company.
(f)
Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company is and, in the past four (4) years, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws (“WARN Act”)); or a (ii) “mass layoffs” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No employee of the Company has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.

(g)
Each employee of the Company is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States either specifically for the Company or for any United States employer. The Company has completed a Form I-9 (Employment Eligibility Verification) for each employee hired after November 6, 1986 and each such Form I-9 has since been updated as required by applicable law and, to the knowledge of the Company, is correct and complete. For each employee of the Company employed in the United States subject to Employment Eligibility Verification, an authorized official of the Company has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance with applicable Law and such documentation appeared, to such official, to be genuine on its face and to relate to the employee presenting such documentation.
(h)
To the knowledge of the Company, (i) no employee or independent contractor of the Company is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company of its respective employees, and the performance of the contracts with the Company by its respective independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred within the past four (4) years.
(i)
Section 4.12(i)(x) of the Company Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual employed by the Company, together with such employee’s position or function; annual base salary or wage; status as “exempt” or “nonexempt” for employment classification purposes; accrued leave as of the date specified therein; any incentive or bonus arrangements with respect to such employee; and any severance potentially payable to such employee upon termination of employment. Section 4.12(i)(y) of the Company Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual engaged by the Company as an independent contractor, together with such individual’s compensation arrangement with the Company and whether such individual has entered into a written agreement regarding his or her contractor engagement. Except as set forth in Section 4.12(i)(z) of the Company Disclosure Schedule, the employment of each employee of the Company and the engagement of each independent contractor of the Company is terminable at will by the Company without any penalty, liability or severance obligation incurred by the Company.

Section 4.13 Real Property; Title to Assets.

(a)
The Company has not owned and does not presently own any real property.
(b)
Section 4.13(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses and real property

(each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than the Company the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. The Company has not subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.
(c)
There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no material latent defects or adverse physical conditions affecting the Leased Real Property or the improvements thereon.
(d)
The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned, used or held for use by the Company (“Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software, Technology, or Business Systems of any other persons that are material to the Products or manufacture thereof, that are material to the business of the Company as currently conducted (other than (x) unmodified, commercially available, “off-the-shelf” Software or (y) Software, Technology or Business Systems with a replacement cost and/or aggregate annual license and maintenance fees of less than $100,000); and (iii) any material unregistered Trademarks or Copyrights owned or purported to be owned by the Company; and (iv) all Contracts as of the date hereof pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise received or acquired any right (whether or not currently exercisable) or interest in, any Company-Owned IP. The Company IP specified on Section 4.14(a) of the Company Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of the

Company and is sufficient for the conduct of the business as currently conducted and contemplated to be conducted as of the date hereof.

(b)
The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP that is material to the business of, the Company as currently conducted is subsisting and, to the knowledge of the Company, valid and enforceable. No issuance or registration obtained and no application filed by the Company for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. No loss or expiration of any Company-Owned IP is threatened or pending. Each Product has not been created pursuant to or subject to, any collaboration or funding agreement with any Governmental Authority or any third party, and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any applicable Law
(c)
The Company has taken and takes commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Company has not disclosed any such trade secrets or Confidential Information that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.
(d)
(i) There have been no claims properly filed with a Governmental Authority and served on the Company, or threatened in writing (including email) to be filed, against the Company with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company as currently conducted or contemplated to be conducted (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) the Company has not received any formal written opinions of counsel regarding any of the foregoing. None of the Company-Owned IP and, to the Company’s knowledge, none of the Company-Licensed IP is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company-Owned IP.
(e)
Except as would not, individually or in the aggregate, be material to the Company, all current and past founders, officers, management employees, consultants, and contractors who have independently or jointly contributed, developed, conceived, contributed to or otherwise participated in the authorship, creation, improvement, modification or development of any Company-Owned IP have executed valid, written agreements with the Company, substantially in the form made available to SPAC, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company and to assign to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.
(f)
To the Company’s knowledge, no event has occurred or condition or state of facts exists which would form a reasonable basis for product liability related, in whole or in part, to any of the Products. There is no complaint, claim, litigation or other suit pending or threatened in writing against the Company related to product liability for the Products.
(g)
The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company as currently conducted. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2019, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. The Company has purchased a sufficient number of seat licenses for its Business Systems.
(h)
The Company currently and previously since January 1, 2019 has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) industry standards to which the Company is legally bound, and (iii) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy and/or data security of Personal Information and/or Business Data held or processed by or on behalf of the Company (collectively, the “Data Security Requirements”). The Company has implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by, via contractual commitments, or on behalf of the Company, including implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices. The Company has not inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems. Since January 1, 2019 (x) to the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of the Company; and (y) the Company has not been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

(i) The Company has all rights to use the Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit SPAC from receiving or using Personal Information held or processed by or on behalf of the Company, in a materially similar manner to which the Company receives and uses such Personal Information and Business Data prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

Section 4.15 Taxes. The Company: (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Company Merger Effective Time; (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)
The Company is not a party to, is not bound by, and has no obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) and has no potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.
(c)
The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.
(d)
The Company has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e)
The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).
(f)
The Company has no material liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.
(g)
The Company has no request for a material ruling in respect of Taxes pending between the Company and any Tax authority.
(h)
The Company has made available to SPAC true, correct and complete copies of the final filed U.S. federal income Tax Returns filed by the Company for each tax year since its formation.
(i)
The Company has not within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(j)
The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(k)
Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing with respect to the Company any deficiency or claim for any material Taxes that has not been resolved.
(l)
There are no material Tax Liens upon any assets of the Company except for Permitted Liens.
(m)
The Company has not taken any action, nor to the knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.
(n)
From the date of its formation until the date that it converted to a corporation for United States federal income Tax purposes, Reform was treated as a partnership for United States federal income Tax purposes.

(o) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

Section 4.16 Environmental Matters. (a) To the knowledge of the Company, the Company is not, or has not been since January 1, 2019, in violation in any material respect of any applicable Environmental Law; (b) to the knowledge of the Company, the Company has not released or caused any release of Hazardous Substances on or from any property currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) in violation in any material respect of any Environmental Law or in a manner or quantity which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, the Company has not transported or disposed of, or arranged for the transportation or disposal of, Hazardous Substances at any real property not owned, operated or leased by the Company, in violation in any material respect of any Environmental Law or otherwise in a manner or quantity that has resulted or would reasonably be expected to result in a material liability to the Company under any Environmental Law; (d) the Company has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) the Company is in compliance in all material respects with the terms and conditions of its Environmental Permits; and (f) the Company has delivered to SPAC true and complete copies of (x) all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company (or by a third-party of which the Company has knowledge) in relation to the current or prior business of the Company or any real property presently or formerly owned, leased, or operated by the Company (or its or their predecessors) that are in possession, custody or control of the Company and (y) any written reports, notices of violation, orders, decrees, injunctions or other arrangements with any Governmental Authority, in the possession, custody or control of the Company, relating to environmental conditions in, on or about, properties currently leased or operated by the Company, or otherwise related to the Company’s compliance with Environmental Laws.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are set forth on Section 4.17(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)
each contract and agreement with consideration paid or payable to or by the Company of more than $100,000, in the aggregate, over the 12-month period ended December 31, 2021;
(ii)
each contract and agreement with Suppliers to the Company for expenditures paid or payable by the Company of more than $100,000, in the aggregate, over the 12-month period ended December 31, 2021;
(iii)
each contract and agreement with customers of the Company that involves consideration payable to the Company of more than $100,000, in the aggregate, over the 12-month period ended December 31, 2021;

(iv)
all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party that are material to the business of the Company;
(v)
all Service Agreements and management contracts, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;
(vi)
all contracts and agreements evidencing Indebtedness (or any guaranty therefor) for borrowed money;
(vii)
any guaranty, direct or indirect, by the Company of any obligation of a third party (other than the Company);
(viii)
any change in control, retention, sale bonus or similar agreements;
(ix)
any employment or consulting agreements to which the Company or any subsidiary is a party and which provides for annual base cash compensation in excess of $100,000;
(x)
any contract (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;
(xi)
any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other Persons;
(xii)
all partnership, joint venture or similar agreements that are material to the business of the Company;
(xiii)
all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits;
(xiv)
all contracts and agreements that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person,
(xv)
all contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company or its business;
(xvi)
all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;
(xvii)
all contracts involving use of any Company-Licensed IP required to be listed in Section 4.14(a) of the Company Disclosure Schedule;

(xviii)
contracts which involve the license or grant of rights to Company-Owned IP by the Company, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted: (A) to customers or distributors in the ordinary course of business consistent with past practice; (B) to vendors and service providers for the purpose of providing the applicable services to the Company; or (C) in the ordinary course of business for the use of a Trademark of the Company for marketing or similar purposes; and
(xix)
any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms and the Company is not in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract; and (iv) no party to any Material Contract has exercised termination rights with respect thereto or has indicated in writing that it intends to terminate or materially modify its relationship with the Company. The Company has furnished or made available to SPAC or its legal advisors true and complete copies of all Material Contracts without redaction, including amendments thereto that are material in nature.

Section 4.18 Insurance.

(a)
Section 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, and the principal insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.
(b)
With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.19 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Company Merger are fair to and in the best interests of the Company and the Company Stockholders, (b) approved this Agreement and the Company Merger and declared their advisability, and (c) recommended that the Company Stockholders approve and adopt this Agreement and approve the Company Merger and directed that this Agreement and the Transactions (including the Company Merger) be submitted for consideration by the Company Stockholders. The Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, will qualify as the Requisite Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company will then be necessary to adopt this Agreement and consummate the Transactions.

Section 4.20 Certain Business Practices. Since January 1, 2019, none of the Company nor, to the Company’s knowledge, any directors or officers, agents or employees of the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 4.21 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company, other than customary indemnity arrangements and customary employment-related agreements and arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21. The Company has not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.22 Exchange Act. The Company is not currently (or has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.23 Brokers. Except for Maxim Group LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. SPAC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.02 Certificate of Incorporation and Bylaws. SPAC has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents. The SPAC Organizational Documents are in full force and effect. SPAC is not in material violation of any of the provisions of the SPAC Organizational Documents.

Section 5.03 Capitalization.

(a)
The authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Class A Common Stock, (ii) 10,000,000 shares of SPAC Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (A) 10,630,179 shares of SPAC Class A Common Stock and 2,611,838 shares of SPAC Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) no shares of SPAC Common Stock are held in the treasury of SPAC, (C) SPAC Warrants to purchase 10,873,675 shares of SPAC Class A Common

Stock are issued and outstanding and (D) 10,873,675 shares of SPAC Class A Common Stock are reserved for future issuance pursuant to the SPAC Warrants. There are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.
(b)
All outstanding SPAC Units, shares of SPAC Common Stock and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.
(c)
Except for securities issued by SPAC as permitted by this Agreement and the SPAC Warrants, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. All shares of SPAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. SPAC is not a party to, or otherwise bound by, and SPAC has not granted, any equity appreciation rights, participations, phantom equity or similar rights. SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. There are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. SPAC has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is or will be a party by SPAC, and the consummation by SPAC of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC are necessary to authorize this Agreement and the other Transaction Documents to which it is or will be a party, or to consummate the Transactions (other than with respect to the SPAC Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of SPAC Common Stock as of the record date for the SPAC Stockholders’ Meeting, and the filing and recordation of appropriate merger documents as required by the DGCL. Each of this Agreement and the other Transaction Documents to which SPAC is or will be a party has been, or will be, has been duly and validly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the Company, Holdco and the Merger Subs, constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the SPAC Merger, this Agreement, the Sponsor Support

Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the SPAC, no other state takeover statute is applicable to the SPAC Merger or the other Transactions.

Section 5.05 No Conflict; Required Filings and Consents.

(a)
The execution and delivery of this Agreement by SPAC does not, and the performance of this Agreement by SPAC will not, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to SPAC or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have an SPAC Material Adverse Effect.
(b)
The execution and delivery of this Agreement by SPAC does not, and the performance of this Agreement by SPAC Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC from performing its material obligations under this Agreement.

Section 5.06 Compliance. SPAC is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or by which any property or asset of SPAC is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any property or asset of SPAC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have an SPAC Material Adverse Effect. SPAC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)
SPAC has filed or furnished, as applicable all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”) since November 17, 2020, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, except as to the SEC Guidance (as hereinafter defined), the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made as to any statement or information that relates to (i) the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” issued by SEC staff on April 12, 2021, (ii) the classification of shares of the SPAC Common Stock as permanent or temporary equity, or (iii) any subsequent guidance, statements or interpretations issued by the SEC or its staff, whether formally or informally, publicly or privately, including guidance, statements or interpretations relating to the foregoing or to other accounting matters, including matters relating to initial public offering securities or expenses (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the SPAC SEC Reports due to the SEC Guidance shall be deemed to be a breach of any representation or warranty by SPAC. As a result of the SEC Guidance, SPAC was unable to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 (the “Delayed 10-Q Filing”) and filed the Delayed 10-Q Filing on May 25, 2021. In addition, as a result of the SEC Guidance, (x) on each of May 18, 2021 and on December 13, 2021, SPAC filed an amendment to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and (y) on December 13, 2021, SPAC filed an amendment to its Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2021 (collectively, the “10-K/10-Q Amendments”).
(b)
To SPAC’s knowledge, each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(c)
After giving effect to the 10-K/10-Q Amendments, each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with US GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and after giving effect to the 10-K/10-Q Amendments, each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by US GAAP to be included in the consolidated financial statements of SPAC.
(d)
Except as and to the extent set forth in the SPAC SEC Reports, SPAC does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.
(e)
SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
(f)
SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.
(g)
Except as described in the 10-K/10-Q Amendments, SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with US GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since December 31, 2019, there have been no material changes in SPAC internal control over financial reporting, except as described in the 10-K/10-Q Amendments.
(h)
There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(i)
Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, except as described in the 10-K/10-Q Amendments, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.
(j)
As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since November 17, 2020, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any SPAC Material Adverse Effect.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and the SPAC Stockholders, (ii) approved this Agreement, the Transactions and declared their advisability, (iii) recommended that the SPAC Stockholders approve and adopt this Agreement and the SPAC Merger, and directed that this Agreement and the SPAC Merger, be submitted for consideration by the SPAC Stockholders at the SPAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of SPAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock.

Section 5.11 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC.

Section 5.12 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $107,000,000 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of November 17, 2020, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of SPAC, that would entitle any person (other than any SPAC Stockholders who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the SPAC Merger Effective Time shall be paid as and when due, including all amounts payable (a) to SPAC Stockholders who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Mergers (including fees owed by SPAC to Maxim Group LLC, pursuant to that certain Underwriting Agreement, dated November 17, 2020, between Maxim Group LLC and SPAC). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the SPAC Merger Effective Time.

Section 5.13 Employees. Other than any officers as described in the SPAC SEC Reports, SPAC has never employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the SPAC or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which SPAC is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 5.14 Taxes.

(a) SPAC (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that SPAC is otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) has provided adequate reserves in accordance with US GAAP in the most recent consolidated financial statements of SPAC, for any material Taxes of SPAC that have not been paid, whether or not shown as being due on any Tax Return.

(b)
SPAC is not a party to, bound by or have any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes and which is not entered into with any affiliate or direct or indirect owner of SPAC.

(c)
SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.
(d)
SPAC has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.
(e)
SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.
(f)
SPAC does not have any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
(g)
SPAC does not have any request for a material ruling in respect of Taxes pending between SPAC, on the one hand, and any Tax authority, on the other hand.
(h)
SPAC has not within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(i)
SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j)
SPAC has not taken any action, nor to the knowledge of SPAC are there any facts or circumstances, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 5.15 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “OTRAU.” The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “OTRA”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “OTRAW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Common Stock, or SPAC Warrants or terminate the listing of SPAC on Nasdaq. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the shares of SPAC Class A Common Stock, or the SPAC Warrants under the Exchange Act.

Section 5.16 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

Section 5.17 Certain Business Practices. Since July 23, 2020, none of SPAC nor, to SPAC’s knowledge, any directors or officers, agents or employees of SPAC has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 5.18 Investment Company Act. SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND THE MERGER SUBS

Each of Holdco and the Merger Subs hereby represents and warrants to SPAC as follows:

Section 6.01 Corporate Organization. Each of Holdco and the Merger Subs is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 6.02 Certificate of Incorporation and By-laws. Each of Holdco, Company Merger Sub and SPAC Merger Sub has heretofore furnished to SPAC complete and correct copies of the Holdco Organizational Documents, the Company Merger Sub Organizational Documents and the SPAC Merger Sub Organizational Documents, respectively. Each of the Holdco Organizational Documents, the Company Merger Sub Organizational Documents and the SPAC Merger Sub

Organizational Documents are in full force and effect and neither Holdco nor the Merger Subs is in violation of any of the provisions of such organizational documents.

Section 6.03 Capitalization.

(a)
As of the date hereof, the authorized capital stock of Holdco consists of 1,000 shares of common stock, par value $0.0001 per share (the “Holdco Common Stock”). As of the date hereof, one share of Holdco Common Stock is issued and outstanding. The Company is the sole stockholder of Holdco.
(b)
As of the date hereof, the authorized capital stock of Company Merger Sub consists of 1,000 shares of Company Merger Sub Common Stock. As of the date hereof, one share of Company Merger Sub Common Stock is issued and outstanding. Holdco is the sole stockholder of Company Merger Sub.
(c)
As of the date hereof, the authorized capital stock of SPAC Merger Sub consists of 1,000 shares of SPAC Merger Sub Common Stock. As of the date hereof, one share of SPAC Merger Sub Common Stock is issued and outstanding. Holdco is the sole stockholder of SPAC Merger Sub.
(d)
The outstanding shares of Holdco Common Stock, Company Merger Sub Common Stock and SPAC Merger Sub Common Stock have been duly authorized, validly issued, full paid and non-assessable and have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents, Company Merger Sub Organizational Documents and SPAC Merger Sub Organizational Documents, as applicable.
(e)
The shares constituting the Aggregate Transaction Consideration being delivered by Holdco hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents. The shares of Holdco Common Stock constituting the Aggregate Transaction Consideration being delivered by Holdco hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(f) Except as contemplated by this Agreement, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Holdco or the Merger Subs or obligating Holdco or the Merger Subs to issue or sell any shares of capital stock of, or other equity interests in, Holdco or the Merger Subs, (ii) none of Holdco or the Merger Subs is a party to, or otherwise bound by, and Holdco and the Merger Subs have not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Holdco Common Stock, Company Merger Subs Common

Stock or SPAC Merger Sub Common Stock or any of the equity interests or other securities of Holdco or the Merger Subs. As of the date hereof, (x) except for the Merger Subs, Holdco does not own any equity interests in any person and (y) the Merger Subs do not own any equity interests in any person.

Section 6.04 Authority Relative to this Agreement. Each of Holdco and the Merger Subs have all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and such Ancillary Agreements by each of Holdco and the Merger Subs and the consummation by each of Holdco and the Merger Subs of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco or the Merger Subs are necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than (a) with respect to the Transactions, the approval and adoption of this Agreement by the Company, as the sole stockholder of Holdco, and by Holdco, as the sole stockholder of Company Merger Sub and SPAC Merger Sub, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Holdco Common Stock and the amendment and restatement of the Holdco Organizational Documents pursuant to this Agreement, the approval of the Company, as the sole stockholder of Holdco). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by Holdco and the Merger Subs and, assuming due authorization, execution and delivery by the Company and SPAC, constitutes a legal, valid and binding obligation of Holdco or the Merger Subs, enforceable against Holdco or the Merger Subs in accordance with its terms subject to the Remedies Exceptions.

Section 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Holdco and the Merger Subs of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco and the Merger Subs will not, (i) conflict with or violate the Holdco Organizational Documents, the Company Merger Sub Organizational Documents or the SPAC Merger Sub Organizational Documents (as the case may be), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdco or the Merger Subs or by which any of their respective property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdco or the Merger Subs pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Holdco or the Merger Subs is a party or by which Holdco or the Merger Subs or any of their respective property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect.

(b) The execution and delivery by Holdco and the Merger Subs of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco or the Merger Subs, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco and the Merger Subs from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 6.06 Compliance. Neither Holdco nor the Merger Subs is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Holdco or the Merger Subs or by which any property or asset of Holdco or the Merger Subs is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdco or the Merger Subs is a party or by which Holdco or the Merger Subs or any property or asset of Holdco or the Merger Subs is bound. Holdco and the Merger Subs are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Holdco and the Merger Subs to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

Section 6.07 Board Approval; Vote Required.

(a)
The Holdco Board, by resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are in the best interests of Holdco and (ii) approved this Agreement and the Transactions.
(b)
The only vote of the holders of any class or series of capital stock of Holdco that is necessary to approve this Agreement and the Transactions is the Holdco Requisite Approval.
(c)
The Company Merger Sub Board, by resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Company Merger Sub and Holdco (as the sole stockholder of Company Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Holdco (as the sole stockholder of Company Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Holdco (as the sole stockholder of Company Merger Sub).

(d)
The only vote of the holders of any class or series of capital stock of Company Merger Sub that is necessary to approve this Agreement and the Transactions is the Company Merger Sub Requisite Approval.
(e)
The SPAC Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC Merger Sub and Holdco (as the sole stockholder of SPAC Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Holdco (as the sole stockholder of SPAC Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Holdco (as the sole stockholder of SPAC Merger Sub).
(f)
The only vote of the holders of any class or series of capital stock of SPAC Merger Sub that is necessary to approve this Agreement and the Transactions is the SPAC Merger Sub Requisite Approval.

Section 6.08 No Prior Operations of Holdco or the Merger Subs; Post-Closing Operations. Holdco and the Merger Subs were formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which they are party and engaging in the Transactions. Since the date of the Holdco Organizational Documents, the Company Merger Sub Organizational Documents and the SPAC Merger Sub Organizational Documents, as the case may be, neither Holdco nor the Merger Subs has engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions. Neither Holdco nor the Merger Subs has any employees or liabilities under any Plan. Holdco and Company Merger Sub are qualified and able to acquire and hold or control each Company Permit necessary for the conduct of the business of the Company after the Closing under applicable Law, including the rules and regulations of the Governmental Authority that issued such Company Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude SPAC’s ability to obtain any Company Permits necessary for Holdco to conduct the business of the Company.

Section 6.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco or the Merger Subs.

Section 6.10 Registration Statement. None of the information relating to Holdco or the Merger Subs supplied by Holdco or the Merger Subs (or by the Company on their behalf) in writing for inclusion in the Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the SPAC Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.11 Tax Matters. To the knowledge of Holdco and the Merger Subs, there is no plan or intention to liquidate the Company or SPAC (including a liquidation for Tax purposes) following the Transactions.

ARTICLE VII.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01 Conduct of Business by the Company, Holdco and the Merger Subs Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01(a) of the Company Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)
the Company shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and
(ii)
the Company shall use its commercially reasonable efforts to preserve substantially intact the current business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, Suppliers and other persons with which the Company has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01(b) of the Company Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), the Company shall not, and shall cause each of Holdco and the Merger Subs not to, between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)
amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;
(ii)
form or create any subsidiaries;
(iii)
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company; provided that none of the following shall require the consent of SPAC: (1) the exercise or settlement of any outstanding Company Options as of the date hereof, (2) the grants of Company Options, or (3) the issuance of Company Common Stock in connection with the Conversion; or (B) any material assets of the Company;
(iv)
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
(v)
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;
(vi)
(A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $100,000; or (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;
(vii)
(A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of and grants of bonuses to employees in the ordinary course of business, (B) enter into any new, or materially amend any existing Service Agreement or severance or termination agreement with any current or former director, officer, employee or consultant whose compensation would exceed, on an annualized basis, $200,000, (C) except as required under the terms of any Plan disclosed in Section 4.11(a) of the Company Disclosure Schedule, accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits including any Company Options, amend the period of exercisability of Company Options or reprice Company Options granted or authorize cash payments in exchange for any Company Options granted, in each case with respect to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any new employment, consulting or similar arrangement with any person or terminate any current or former director, officer, employee or consultant whose compensation would exceed, on an annualized basis, $200,000;
(viii)
other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.11(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director or officer of the Company;
(ix)
adopt, amend and/or terminate any Plan except (x) as may be required by applicable Law or is necessary in order to consummate the Transactions or (y) in the event of annual renewals of health and welfare programs;

(x)
except in the ordinary course of business, make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability;
(xi)
materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, except in the ordinary course of business, or waive, delay the exercise of, release or assign any material rights or claims thereunder;
(xii)
transfer or exclusively license to any person Company IP or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;
(xiii)
intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP;
(xiv)
except as required by law or US GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;
(xv)
make capital expenditures in excess of previously budgeted amounts;
(xvi)
take, agree to take, or fail to take, any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment; or
(xvii)
enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.02 Conduct of Business by SPAC Pending the Mergers. Except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into any subscription agreement in connection with, and the consummation of, a Qualifying Private Placement), (2) set forth on Schedule 6.02, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the SPAC Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into any subscription agreement in connection with, and the consummation of, a Qualifying Private Placement), (B) set forth on Schedule 6.02, or (C) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), SPAC shall not, between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)
amend or otherwise change the SPAC Organizational Documents (other than in connection with a SPAC Extension Proposal, if any) or form any subsidiary of SPAC;
(b)
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;
(c)
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;
(d)
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC, except for a Qualifying Private Placement;
(e)
acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
(f)
incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (i) in the ordinary course of business consistent with past practice (ii) for working capital loans from Sponsor to SPAC in the aggregate amount of up to $2,500,000 and convertible into SPAC Warrants at a price of $1.00 per SPAC Warrant, in accordancewith the SPAC Warrant Agreement and the prospectus filed in connection with the SPAC’s initial public offering;
(g)
make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in US GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;
(h)
make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(i)
liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC;
(j)
amend the Trust Agreement or any other agreement related to the Trust Account;
(k)
enter into, renew or amend in any material respect any transaction, agreement arrangement or understanding with any (i) present or former executive officer or director of SPAC, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of SPAC or (iii) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing;
(l)
take, agree to take, or fail to take, any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment; or
(m)
enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.03 Claims Against Trust Account. Each of the Company, Holdco and the Merger Subs (collectively, the “Company Entities”) agrees that, notwithstanding any other provision contained in this Agreement, none of the Company Entities now have, and shall not at any time prior to the SPAC Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company Entities on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company Entities hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit any of the Company Entities from pursuing a claim against SPAC or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC (or any successor entity) in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that any of the Company Entities commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from each of the Company Entities the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Section 7.04 280G Matters. If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payments or benefits in connection with the Transactions, the Company will (a) no later than two (2) Business Days prior to soliciting approval from the Company Stockholders, as set forth in clause (b) below, obtain from each “disqualified individual” (as defined in Section 280G(c) of the

Code) who may receive any payments or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits” and, each such waiver, a “280G Waiver”) so that all remaining payments and/or benefits, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) solicit with respect to each individual who provides a duly executed 280G Waiver, approval of the Company Stockholders (in a manner satisfying the requirements of Section 280G(b)(5)(A)(ii) and Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, in particular, Treasury Regulation Section 1.280G-1, Q/A- 7) of the rights of any such “disqualified individual” to receive the Waived 280G Benefits. As promptly as practicable prior to soliciting 280G Waivers from the “disqualified individuals,” the Company shall provide drafts of such waivers and disclosure materials to SPAC for its review and approval (which approval will not be unreasonably withheld, conditioned or delayed). If any of the Waived 280G Benefits fail to be approved by the Company Stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing Date, the Company shall deliver to SPAC evidence reasonably acceptable to SPAC that a vote of the Company Stockholders was solicited in accordance with the foregoing provisions of this Section 7.04 and that either (i) the requisite number of votes of the Company Stockholders was obtained with respect to any Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, any Waived 280G Benefits shall not be made or provided.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

Section 8.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, (i) SPAC and the Company shall prepare, and Holdco shall file, with the SEC a joint proxy statement/information statement (as amended or supplemented, the “Proxy Statement”) to be sent to the SPAC Stockholders and to the Company Stockholders relating to (A) with respect to the Company Stockholders, the action taken by certain Company Stockholders pursuant to the Written Consent and (B) with respect to SPAC’s stockholders, the special meeting of SPAC’s stockholders (the “SPAC Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the SPAC Merger and (2) any other proposals the Parties deem necessary to effectuate the Transactions (collectively, the “SPAC Proposals”) and (ii) SPAC and the Company shall prepare and Holdco shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of (A) the shares of Holdco Common Stock to be issued to the Company Stockholders that did not execute the Written Consent, (B) the shares of Holdco Common Stock to be issued to the SPAC Stockholders and issuable upon exercise of the Holdco Warrants and (C) the Holdco Warrants to be issued to the SPAC Stockholders pursuant to this Agreement. SPAC, the Company and Holdco each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Holdco, the Company and the SPAC as and if applicable shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Holdco Common Stock and Holdco Warrants, in each case to be issued or issuable to the Company Stockholders and the SPAC Stockholders pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, each of the Company and SPAC shall mail the Proxy Statement to their respective stockholders. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by SPAC, the Company or Holdco without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, prior to filing with the SEC, Holdco and the Company will make available to SPAC drafts of the Registration Statements, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide SPAC with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC, the Company and Holdco each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Holdco Common Stock to be issued or issuable to the Company Stockholders and the SPAC Stockholders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of SPAC, the Company and Holdco shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c)
SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Stockholders and the Company Stockholders, (iii) the time of the SPAC Stockholders’ Meeting, and (iv) the SPAC Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the SPAC Merger Effective Time, any event or circumstance relating to SPAC, or its respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement,

SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the SPAC Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
(d)
The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Stockholders and the Company Stockholders, (iii) the time of the SPAC Stockholders’ Meeting, and (iv) the Company Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to the Company, Holdco or the Merger Subs, or their officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform SPAC. All documents that each of the Company and Holdco is responsible for filing with the SEC in connection with the Company Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
(e)
At least five (5) days prior to Closing, the Parties shall mutually begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). Concurrently with the Closing, Holdco shall distribute the Closing Press Release, and within four (4) Business Days after the Closing, Holdco shall file the Closing Form 8-K with the SEC.

Section 8.02 SPAC Stockholders’ Meetings. SPAC shall call and hold the SPAC Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to the SPAC Stockholders). SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from the SPAC Stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of the SPAC Stockholders. The SPAC Board shall recommend to the SPAC Stockholders that they approve the SPAC Proposals and shall include such recommendation in the Proxy Statement.

Section 8.03 Company Stockholders’ Written Consent; Holdco and Merger Sub Stockholder Approval.

(a)
Within two (2) hours following the execution and delivery of this Agreement, the Company shall deliver to SPAC an irrevocable written consent, in form and substance reasonably acceptable to SPAC, containing the Requisite Approval in favor of the approval and adoption of this Agreement, the Company Merger, the Conversion and all other Transactions (the “Written Consent”).
(b)
Promptly following the execution of this Agreement, (i) the Company shall approve and adopt this Agreement and approve the A&R Holdco Organizational Documents and the other Transactions, as the sole stockholder of Holdco, and (ii) Holdco shall approve and adopt this Agreement and approve each of the Mergers and the other Transactions, as the sole stockholder of each of the Merger Subs.

Section 8.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the SPAC Merger Effective Time or the earlier termination of this Agreement, the Company and SPAC shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof, provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 7.08, neither the Company nor SPAC shall be required to provide access to or disclose information to the extent such Party has been advised by legal counsel that the access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

(b)
All information obtained by the Parties pursuant to this Section 8.04 shall be kept confidential in accordance with the confidentiality agreement, dated May 17, 2021 (the “Confidentiality Agreement”), between SPAC and the Company.
(c)
Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.05 Employee Benefits Matters.

(a)
Holdco shall, or shall cause the Company Merger Surviving Corporation, to provide the employees of the Company who remain employed immediately after the Company Merger Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by Holdco or the Company Merger Surviving Corporation (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Company Merger Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Holdco shall, and shall cause the Company Merger Surviving Corporation to, use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by Company Merger Surviving Corporation that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Company Merger Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.
(b)
Holdco shall, or shall cause the Company Merger Surviving Corporation to, assume, honor and fulfill all of the Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Plans may be modified or terminated from time to time in accordance with their terms.
(c)
The provisions of this Section 8.05 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require Holdco or the Company Merger Surviving Corporation to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 8.06 Directors’ and Officers’ Indemnification; D&O Tail.

(a)
The certificates of incorporation and bylaws of the Company Merger Surviving Corporation and the SPAC Merger Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Organizational Documents and the SPAC Organizational Documents, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the SPAC Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the SPAC Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or SPAC, as applicable, unless such modification shall be required by applicable Law.
(b)
Each of the Company Merger Surviving Corporation and the SPAC Merger Surviving Corporation shall purchase (which shall be paid for in full by Holdco or the Surviving Corporations) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company or SPAC as of the Closing with respect to matters occurring prior to the Company Merger Effective Time or SPAC Merger Effective Time, as applicable. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the Company Merger Effective Time or SPAC Merger Effective Time, as applicable, for the benefit of the directors and officers of the Company and of SPAC, and shall remain in effect for the six-year period following the Closing.

Section 8.07 Notification of Certain Matters.

(a) The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

(b) No notification given by the Company under this Section 7.08 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

Section 8.08 Further Action; Reasonable Best Efforts.

(a)
Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the SPAC Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.
(b)
Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 8.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. As promptly as practicable following the execution of this Agreement, but no later than four (4) Business Days thereafter, SPAC shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”). Prior to filing with the SEC, SPAC will make available to the Company a draft of the Signing Form 8-K and will provide the Company with a reasonable opportunity to comment on such draft and shall consider such comments in good faith. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party; provided, however, that each of SPAC and the Company may make any such announcement or other communication if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the fullest extent permitted by applicable Law, first allow the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith. Furthermore, nothing contained in this Section 8.09 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 8.10 Tax Matters.

(a)
The Parties shall use their respective reasonable best efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge would reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. None of the Parties knows of any fact or circumstance, or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Mergers to fail to qualify for the Intended Tax Treatment. The Mergers shall be reported by the Parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment of the Mergers, including providing factual support letters.
(b)
With respect to any Tax proceeding relating to a Tax year for which the Company and/or any predecessors (including Reform) was treated as a partnership for U.S. federal income tax purposes and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. laws) is available (such election, a “Section 6226 Election”), the Company and/or any predecessors (including Reform) shall make such Section 6226 Election in accordance with applicable laws. The Company and/or any predecessors (including Reform) and their respective “partnership representatives” and “designated individuals” under Code Section 6223 and Treasury Regulations thereunder shall take such actions or cause such actions to be taken as may be required to make such Section 6226 Election available to the maximum extent permitted by applicable law and to give effect to such Section 6226 Election.

Section 8.11 Stock Exchange Listing. The Company, Holdco and SPAC will use their respective reasonable best efforts to cause the Aggregate Transaction Consideration issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Class A Common Stock and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Holdco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the Closing Date or as soon as practicable thereafter.

Section 8.12 PCAOB Audited Financials. The Company shall use commercially reasonable efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2021, and the related audited consolidated statements of income and cash flows of the Company for the year then ended, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor (collectively, the “PCAOB 2021 Audited Financials”) not later than February 18, 2022.

Section 8.13 Exclusivity. From and after the date hereof until the SPAC Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, SPAC shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its stockholders and its affiliates and Representatives. SPAC shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 8.14 Trust Account. As of the SPAC Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in SPAC’s Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Mergers or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the SPAC Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the SPAC Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash on the balance sheet of SPAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.15 Stock Incentive Plan. Holdco shall, prior to the Company Merger Effective Time, approve and adopt a new equity incentive plan (the “Stock Incentive Plan”) to be effective in connection with the Closing, which shall be in such form as the Company and SPAC shall mutually determine and which shall provide for an aggregate share reserve thereunder equal to ten percent (10%) of the number of shares of Holdco Common Stock on a fully diluted basis at the Closing, inclusive of the number of shares of Holdco Common Stock subject to the Exchanged Options.

Section 8.16 Leakage. The Company covenants and agrees that (a) there shall be no Leakage prior to the Closing and (b) no arrangements or agreements shall be made that would reasonably be expected to result in any Leakage prior to the Closing. The Company shall notify SPAC in writing promptly after becoming aware of anything which would constitute a breach of this Section 8.16 (including the specific amount of any Leakage, if known, or a reasonable estimate thereof).

Section 8.17 Qualifying Private Placement. Notwithstanding anything to the contrary in this Agreement, SPAC shall be permitted to enter into customary subscription agreements with one or more financing sources with respect to, and to consummate, a Qualifying Private Placement transaction. To the extent SPAC enters into such subscription agreements, SPAC agrees to deliver to the Company true, correct and complete copies of each such subscription agreement and any agreements related thereto (e.g., registration rights agreements) entered into by SPAC with investors party thereto. SPAC agrees that any subscription agreements will provide that the Company is a third party beneficiary thereof and is entitled to enforce such agreements against the investor.

Section 8.18 SPAC Extension Proposal. The Company and SPAC agree that if it is determined by the Parties that it is probable that the Transactions will not be consummated by May 19, 2022, the Parties will cooperate with the preparation, filing and mailing of proxy materials to be sent to the SPAC Stockholders seeking approval of the SPAC Extension Proposal.

ARTICLE IX.

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, Holdco and the Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)
Written Consent. The Written Consent shall have been delivered to SPAC.
(b)
SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the SPAC Stockholders in accordance with the Proxy Statement, the DGCL, the SPAC Organizational Documents and the rules and regulations of Nasdaq.
(c)
No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.
(d)
Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC and not withdrawn.
(e)
Net Tangible Assets. Upon the Closing, after giving effect to any Redemption Rights, SPAC shall have net tangible assets of at least $5,000,001.
(f)
Stock Exchange Listing. The Holdco Common Stock comprising the Aggregate Transaction Consideration to be issued pursuant to this Agreement and any

Holdco Common Stock to be issued in connection with a Qualifying Private Placement, if applicable, shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

Section 9.02 Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.09(c) (Absence of Certain Changes or Events) and Section 4.23 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 4.03 (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(ii) The representations and warranties of Holdco and the Merger Subs contained in Section 6.01 (Corporate Organization), Section 6.04 (Authority Relative to this Agreement) and Section 6.09 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 6.03 (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, would not be materially adverse to Holdco or the Merger Subs.

(b)
Agreements and Covenants. Each of Company, Holdco and the Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the SPAC Merger Effective Time.
(c)
Officer Certificate. The Company, Holdco and the Merger Subs shall have delivered to SPAC a certificate, dated the date of the Company Merger Effective Time, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 8.02(d).
(d)
Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.
(e)
Registration Rights and Lock-Up Agreement. All Company Stockholders and Holdco shall have delivered, or caused to be delivered, to SPAC a copy of the Registration Rights and Lock-Up Agreement duly executed by all Company Stockholders and Holdco.
(f)
FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to SPAC a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.
(g)
Payment Spreadsheet. The Company shall have delivered to SPAC the Payment Spreadsheet in accordance with Section 3.01.
(h)
Letter Agreement. The Company shall have delivered a copy of the letter agreement between Holdco and the Sponsor, substantially in the form attached hereto as Exhibit F (the “Letter Agreement”), duly executed by Holdco.
(i)
Company Merger Sub Requisite Approval. The Company Merger Sub Requisite Approval shall have been obtained and delivered to SPAC in a form and substance reasonably acceptable to SPAC.
(j)
SPAC Merger Sub Requisite Approval. The SPAC Merger Sub Requisite Approval shall have been obtained and delivered to SPAC in a form and substance reasonably acceptable to SPAC.

(k)
Holdco Requisite Approval. The Holdco Requisite Approval shall have been obtained and delivered to SPAC in a form and substance reasonably acceptable to SPAC.
(l)
Termination of Company Stockholder Rights Agreements. All liability and obligations of the Company under each of the Company Stockholder Rights Agreements shall have been terminated and released.

Section 9.03 Conditions to the Obligations of the Company, Holdco and the Merger Subs. The obligations of the Company, Holdco and the Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC contained in Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.08(b) (Absence of Certain Changes or Events) and Section 5.11 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of SPAC contained in Section 5.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of SPAC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an SPAC Material Adverse Effect.

(b)
Agreements and Covenants. SPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the SPAC Merger Effective Time.
(c)
Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 8.03(d).
(d)
Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)
Registration Rights and Lock-Up Agreement. Sponsor shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by Sponsor.
(f)
Resignations. The officers of SPAC and the directors of SPAC that are not listed on Exhibit D hereto shall have executed written resignations effective as of the SPAC Merger Effective Time.
(g)
Letter Agreement. SPAC shall have delivered a copy of the Letter Agreement, duly executed by the Sponsor.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Company Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company Stockholders or the SPAC Stockholders, as follows:

(a)
by mutual written consent of SPAC and the Company;
(b)
by either SPAC or the Company if the SPAC Merger Effective Time shall not have occurred prior to May 19, 2022 (the “Outside Date”); provided that if a SPAC Extension Proposal shall be approved at a relevant SPAC Stockholders’ Meeting, the Outside Date shall be the last day of the extended time period for SPAC to consummate a business combination; provided, further, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;
(c)
by either SPAC or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Mergers;
(d)
by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting or any adjournment thereof;
(e)
by SPAC if the Company shall have failed to deliver the Written Consent to SPAC within two (2) hours following the execution of this Agreement;
(f)
by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Holdco or the Merger Subs set forth in this Agreement, or if any representation or warranty of the Company, Holdco or the Merger

Subs shall have become untrue, in either case such that the conditions set forth in Sections 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Holdco or the Merger Subs, SPAC may not terminate this Agreement under this Section 9.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company;
(g)
by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and none of the Company, Holdco or the Merger Subs is then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 10.01(g) for so long as SPAC continues to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC;
(h)
by SPAC if the PCAOB 2021 Audited Financials shall not have been delivered to SPAC by the Company on or before February 25, 2022; or
(i)
by the Company if the SPAC Board shall have publicly withdrawn, modified or changed, in a manner that is adverse to the Company, its recommendation to the SPAC Stockholders to approve the SPAC Proposals.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and the Mergers shall be abandoned, except for and subject to the following: (i) Section 7.03 and Article XI shall survive termination of this Agreement, and (ii) there shall be no liability under this Agreement on the part of any Party, except as set forth in this Section 10.02, Article XI, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a Party.

Section 10.03 Expenses. If the Closing occurs, the Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses shall be paid in accordance with Section 3.06. If the Mergers and the other Transactions shall not be consummated, all expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, SPAC and the Company shall each pay one-half of (a) all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transactions, (b) all expenses incurred in connection with printing, mailing, and soliciting proxies with respect to the Registration Statement and Proxy Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto), and (c) expenses incurred in connection with any filings with or approvals from Nasdaq in connection with the Transactions, in each case as such expenses shall be incurred or otherwise be due and payable.

Section 10.04 Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Company Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 10.05 Waiver. At any time prior to the Company Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, Holdco or the Merger Subs, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company, Holdco or the Merger Subs pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC contained herein or in any document delivered by SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE XI.

GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.01):

if to SPAC:

OTR Acquisition Corp.
1395 Brickell Avenue, Suite 800
Miami, FL 33131
Attention: Nicholas Singer
Email: ns@purchasecap.com

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue
Suite 4400
Miami, FL 33131
Attention:	Alan I. Annex, Esq.
Kenneth A. Gerasimovich, Esq.
Daniella Silberstein, Esq.
Email:	annexa@gtlaw.com
gerasimovichk@gtlaw.com
silbersteind@gtlaw.com

if to the Company, Holdco or Merger Subs:

Comera Life Sciences, Inc.
12 Gill Street, Suite 4650
Woburn, MA 01801
Attn: Jeffrey Hackman
Email: jhackman@reformbiologics.com

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
Email: mnussbaum@loeb.com

Section 11.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing,(b) this Article XI and (c) any corresponding definitions set forth in Article I.

Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.04(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.07 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

Section 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Holdco, Merger Subs and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OTR ACQUISITION CORP.

By: /s/ Nicholas J. Singer

Name: Nicholas J. Singer

Title: Chief Executive Officer

COMERA LIFE SCIENCES HOLDINGS, INC.

By: /s/ Jeffrey Hackman

Name: Jeffrey Hackman

Title: Chief Executive Officer

CLS SUB MERGER 1 CORP.

By: /s/ Jeffrey Hackman

Name: Jeffrey Hackman

Title: Chief Executive Officer

CLS SUB MERGER 2 CORP.

By: /s/ Jeffrey Hackman

Name: Jeffrey Hackman

Title: Chief Executive Officer

COMERA LIFE SCIENCES, INC.

By: /s/ Jeffrey Hackman

Name: Jeffrey Hackman

Title: Chief Executive Officer

EXHIBIT A

Registration Rights and Lock-Up Agreement

EXHIBIT B

Holdco Amended and Restated Bylaws

EXHIBIT C

Holdco Amended and Restated Certificate of Incorporation

EXHIBIT D

Directors and Officers of Holdco, Company Merger Surviving Corporation and SPAC
Merger Surviving Corporation

Holdco:

Directors:

Class I

Stuart Randall

Barbara Fincke

James Sherblom

Class II

Edward Sullivan
Jeffrey Hackman
John Yee

Class III

Roopom Banerjee
Kirsten Flowers
William A. Wexler

Officers:

Executive Chairman: James Sherblom

Chief Executive Officer: Jeffrey Hackmann

Chief Operating Officer: Neal Muni

Chief Science Officer: Robert Mahoney

Chief Financial Officer: Kevin Kavanaugh

Company Merger Surviving Corporation:

Directors:

Stuart Randall
Barbara Fincke
William A. Wexler
Edward Sullivan
Jeffrey Hackman
John Yee

James Sherblom
Roopom Banerjee
Kirsten Flowers

Officers:

Executive Chairman: James Sherblom

Chief Executive Officer: Jeffrey Hackman

Chief Operating Officer: Neal Muni

Chief Science Officer: Robert Mahoney

Chief Financial Officer: Kevin Kavanaugh

SPAC Merger Surviving Corporation:

Directors:

Stuart Randall
Barbara Fincke
William A. Wexler
Edward Sullivan
Jeffrey Hackman
John Yee

James Sherblom
Roopom Banerjee
Kirsten Flowers

Officers:

Executive Chairman: James Sherblom

Chief Executive Officer: Jeffrey Hackman

Chief Operating Officer: Neal Muni

Chief Financial Officer: Kevin Kavanaugh

EXHIBIT E

SPAC Warrant Amendment

EXHIBIT F

Letter Agreement